Exhibit 23.1

We consent to the inclusion in the Registration Statement (Form S-1/A) of Bauman Estate Planning, Inc. (hereinafter the “Company”) of our report dated October 14, 2010, with respect to the balance sheet as of September 15, 2010, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for the period from inception on August 27, 2010 through September 15, 2010 of the Company included in this Registration Statement (Form S-1/A), and for the period from the date of inception on August 27, 2010 to March 31, 2011.

/s/ SAM KAN & COMPANY ___________________________________
Firm’s Manual Signature
Alameda, CA ___________________________________
City, State
June 16, 2011 ___________________________________
Date